Exhibit 15

May 11, 2006

The Board of Directors
Credit Suisse (USA), Inc.
New York, New York

Re:  Registration statements No. 333-131970, 333-116241, 333-86720, 333-71850, 333-62422, 333-07657, 333-34149, 333-53499, 333-73405 and 333-30928

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 11, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York